Exhibit 99.1

News Release

Woodward, Inc. 1081 Woodward Way Fort Collins, Colorado 80524, USA

FOR IMMEDIATE RELEASE

CONTACT:	Don Guzzardo Vice President, Investor Relations and Treasurer 970-498-3580 Don.Guzzardo@Woodward.com

Woodward Implements Actions in Response to the Economic Impact of COVID-19 and Adopts Stockholder Rights Plan

Fort Collins, CO, April 6, 2020 – Woodward, Inc. (NASDAQ: WWD) today announced a series of immediate initiatives to address the economic challenges resulting from the coronavirus (COVID-19) pandemic, which Woodward believes will result in an extended period of uncertainty.

Thomas A. Gendron, Chairman, Chief Executive Officer and President, said, “With the rapid spread of the coronavirus, we are living in unprecedented times, and I want to recognize the hard work and commitment of our employees as we work together to support one another in this challenging environment. As we navigate through the economic disruption caused by this pandemic, we are highly focused on ensuring the safety and well-being of our employees while protecting our business, maintaining our strong position with our customers and suppliers, and closely monitoring the impact on our business and the broader industry. While we have a strong balance sheet and available liquidity, including under our revolving credit facility, management of cash flow will remain a key focus throughout this downturn. We believe the steps we are taking will position us for longer-term growth while preserving our financial strength through this period of global uncertainty.”

Woodward is implementing the following actions:

•	Workforce management through a combination of hiring freeze, layoffs and furloughs

•	Reduction of company officers’ salaries and directors’ base retainers through 2020 (25% reduction for CEO and independent directors; 10% for all non-CEO officers)

•	Implementation of a company-wide wage freeze

•	Elimination of annual bonus payments for 2020

•	Reduction of all non-essential costs

•	Increased focus on reducing working capital

•	Limiting capital expenditures to business-critical items

Due to the significant global uncertainty, Woodward is withdrawing its full-year 2020 guidance. The company will provide an updated view of the business and the above actions on its fiscal second quarter earnings release and conference call.

Woodward’s quarterly dividend was increased from $0.1625 to $0.28 per share as part of the planned dividend yield target for the combined company under the now-terminated merger agreement with Hexcel Corporation. To further preserve financial flexibility, Woodward is now reducing its quarterly dividend to $0.08125 per share, which currently represents approximately a 0.63% dividend yield, in line with the company’s average dividend yield for the 12 months preceding the announcement of the merger.

As part of the original merger announcement, Mr. Gendron, 59, had announced his intention to retire one year following the closing of the merger with Hexcel. With the termination of the merger agreement, Mr. Gendron no longer plans to retire and will continue to serve in his current capacity.

Mr. Gendron concluded, “We believe the steps we are taking, while unfortunate and challenging, will enable us to exit this crisis with momentum while continuing to invest in our future and drive world-class technology through this period of global uncertainty. Woodward has faced many challenges over our 150-year history and, as with previous downturns, we believe we have the ability to emerge from this crisis an even stronger company.”

Stockholder Rights Plan

Woodward today also announced that its Board of Directors has adopted a limited duration stockholder rights plan (the “Rights Plan”), and declared a dividend distribution of one preferred share purchase right under the Rights Plan on each outstanding share of Woodward common stock. The Rights Plan is being adopted in response to the extraordinary business and market dislocations resulting from COVID-19 and the actions taken to contain it, as well as the termination of the Company’s merger-of-equals agreement with Hexcel Corporation as announced today, and not in response to any specific takeover threat.

Mr. Gendron said, “We are focused on strengthening our business during this time of significant market uncertainty and economic disruption, and our board of directors believes this rights plan is in the best interests of Woodward stockholders by ensuring fair and equal treatment in the event of any proposed takeover of Woodward and preventing opportunistic attempts at takeovers on coercive or unfair terms or other attempts to exert control over Woodward.”

The Rights Plan is similar to stockholder rights plans recently adopted by other public companies, and is intended to enable all Woodward stockholders to realize the long-term value of their investment in Woodward. The rights should encourage anyone seeking to acquire Woodward to negotiate with the Board prior to attempting a takeover.

Under the Rights Plan, stockholders will receive one right for each share of Woodward common stock held on April 16, 2020. If the rights become exercisable, each right will entitle stockholders (other than such acquiring person or group) to buy one one-thousandth of a share of a new series of participating preferred stock at an exercise price of $480.00 per right.

The rights will be exercisable if a person or group acquires 15% or more of Woodward’s common stock without the approval of the Board. In that instance, each right will entitle its holder (other than such acquiring person or group) to purchase, at the exercise price, a number of shares of Woodward’s common stock having a then-current market value of twice the exercise price. Alternatively, in the event the rights become exercisable, the Board may elect to exchange one share of Woodward’s common stock for each outstanding right (other than rights owned by the acquirer(s)).

The dividend distribution will be made on April 16, 2020, payable to stockholders of record on that date, and is not taxable to stockholders. The rights will expire on April 5, 2021.

Additional details about the Rights Plan will be contained in a Form 8-K to be filed by Woodward with the Securities and Exchange Commission.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control system solutions and components for the aerospace and industrial markets. The company’s innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Notice Regarding Forward-Looking Statements

Certain of the matters discussed in this release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements. Forward looking statements in this release include, but are not limited to statements regarding Woodward’s beliefs regarding the economy and planned actions in relation to the current economic environment, including actions with respect to cash management, employees, working capital, expenses and compensation of officers and employees, the company’s dividend and strategies for navigating the current environment and the expected consequences of such strategies as well as statements about the Rights Plan. Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, risks relating to the coronavirus (COVID-19) pandemic and its effect on U.S. and world financial markets, changes in consumer behaviors and impacts on and modifications to the operations and business of Woodward relating thereto, the business, economic and political conditions in the markets in which Woodward operates; and the fact that Woodward’s reported earnings and financial position may fluctuate or be adversely affected by factors outside of Woodward’s control. Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this release are described in Woodward’s and Hexcel’s publicly filed reports, including Woodward’s Annual Report on Form 10-K for the year ended September 30, 2019 and its Quarterly Report on Form 10-Q for the quarter ended December 31, 2019.

Woodward cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it makes except as required by applicable law.

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